Exhibit 99.1

CRISPR Therapeutics Announces the Appointment of Phuong Khanh Morrow, M.D., FACP, as Chief Medical Officer

ZUG, Switzerland and CAMBRIDGE, Mass., May 16, 2022 -- CRISPR Therapeutics (Nasdaq: CRSP), a biopharmaceutical company focused on creating transformative gene-based medicines for serious diseases, today announced the appointment of Phuong Khanh (P.K.) Morrow, M.D., FACP, as Chief Medical Officer, effective May 23, 2022. Dr. Morrow brings more than a decade of leadership experience in global drug development and joins CRISPR Therapeutics to lead the Company’s global clinical development and regulatory operations.

“P.K.’s leadership experience, deep expertise in oncology drug development, and her track record in bringing novel medicines to patients will be invaluable as we continue to advance our broad portfolio of innovative gene-edited therapies,” said Samarth Kulkarni, Ph.D., Chief Executive Officer of CRISPR Therapeutics. “She will play an integral role in shaping our clinical development strategy, and in building and strengthening our organization, and we look forward to her contributions as we continue on our mission to transform medicine.”

“I am excited to join CRISPR Therapeutics’ leadership team at this important time in its growth and evolution,” said Dr. Phuong Khanh (P.K.) Morrow. “The potential of the Company’s pre-eminent gene editing platform combined with the broad pipeline creates a tremendous opportunity to bring several novel and potentially transformative therapies to patients in need.”

During her biopharmaceutical career, Dr. Morrow has demonstrated outstanding leadership in bringing novel medicines through all phases of clinical development and global regulatory approval. Specializing in the therapeutic areas of oncology and hematology, she has been responsible for end-to-end development of numerous drug candidates and for the implementation of strategic partnerships with academic institutions, key opinion leaders and biopharmaceutical co-collaborators to facilitate the successful execution of clinical trials. Dr. Morrow most recently served as Vice President and Global Therapeutic Area Head of Hematology, GI Oncology, GU Oncology, and Bone at Amgen, where she was responsible for guiding and accelerating late development activities addressing marketed hematology programs, Blincyto® and Kyprolis®, and guiding the late development strategy for programs that focus upon FLT3 and MCL-1. She also led the medical launch activities for Imlygic®, Kyprolis®, Neulasta Onpro™ and Blincyto®; served as the Global Product General Manager for three early-stage oncology molecules focused upon MCL-1 and KRAS G12C; and led a cross-functional team in the development and registration of Neulasta® Onpro™ and the successful submission of the Neupogen® and Neulasta® Acute Radiation Syndrome (ARS) sBLAs, leading to the regulatory approval of both products for the ARS indication. In addition, Dr. Morrow was appointed by the U.S. Food and Drug Administration (FDA) to be the industry representative to the Oncology Drug Advisory Committee (ODAC) for a four-year term, ending in 2019.

Previously, Dr. Morrow was Assistant Professor, Department of Breast Medical Oncology at the University of Texas MD Anderson Cancer Center. She co-led the development of the first multidisciplinary breast cancer survivorship clinic at MD Anderson and served as the principal investigator of multiple drug studies. Dr. Morrow received an M.D. from the University of Texas Medical School at Houston, with honors, and completed her Internal Medicine Residency at Baylor College of Medicine and Hematology/Oncology

Fellowship at the University of Texas MD Anderson Cancer Center, where she also served as a Chief Fellow. She received a B.S. in Pharmacy from the University of Houston.

About CRISPR Therapeutics

CRISPR Therapeutics is a leading gene editing company focused on developing transformative gene-based medicines for serious diseases using its proprietary CRISPR/Cas9 platform. CRISPR/Cas9 is a revolutionary gene editing technology that allows for precise, directed changes to genomic DNA. CRISPR Therapeutics has established a portfolio of therapeutic programs across a broad range of disease areas including hemoglobinopathies, oncology, regenerative medicine and rare diseases. To accelerate and expand its efforts, CRISPR Therapeutics has established strategic collaborations with leading companies including Bayer, Vertex Pharmaceuticals and ViaCyte, Inc. CRISPR Therapeutics AG is headquartered in Zug, Switzerland, with its wholly-owned U.S. subsidiary, CRISPR Therapeutics, Inc., and R&D operations based in Cambridge, Massachusetts, and business offices in San Francisco, California and London, United Kingdom. For more information, please visit www.crisprtx.com.

CRISPR Therapeutics Forward-Looking Statement

This press release may contain a number of “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements made by Dr. Kulkarni and Dr. Morrow in this press release regarding the expected benefits of Dr. Morrow’s employment, as well as regarding CRISPR Therapeutics’ expectations about the therapeutic value, development, and commercial potential of CRISPR/Cas9 gene editing technologies and therapies. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. You are cautioned that forward-looking statements are inherently uncertain. Although CRISPR Therapeutics believes that such statements are based on reasonable assumptions within the bounds of its knowledge of its business and operations, forward-looking statements are neither promises nor guarantees and they are necessarily subject to a high degree of uncertainty and risk. Actual performance and results may differ materially from those projected or suggested in the forward-looking statements due to various risks and uncertainties. These risks and uncertainties include, among others: that preliminary data from any clinical trial and initial data from a limited number of patients may not be indicative of final or future trial results; that clinical trial results may not be favorable or may not support registration or further development; uncertainties about regulatory approvals to conduct trials or to market products; that future competitive or other market factors may adversely affect the commercial potential for CRISPR Therapeutics’ product candidates; potential impacts due to the coronavirus pandemic; uncertainties regarding the intellectual property protection for CRISPR Therapeutics’ technology and intellectual property belonging to third parties, and the outcome of proceedings (such as an interference, an opposition or a similar proceeding) involving all or any portion of such intellectual property; and those risks and uncertainties described under the heading “Risk Factors” in CRISPR Therapeutics’ most recent annual report on Form 10-K, quarterly report on Form 10-Q, and in any other subsequent filings made by CRISPR Therapeutics with the U.S. Securities and Exchange Commission, which are available on the SEC's website at www.sec.gov. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. CRISPR Therapeutics disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

CRISPR THERAPEUTICS® word mark and design logo are registered trademarks of CRISPR Therapeutics AG. All other trademarks and registered trademarks are the property of their respective owners.

Investor Contact:
Susan Kim
+1-617-307-7503
susan.kim@crisprtx.com

Media Contact:
Rachel Eides

+1-617-315-4493

rachel.eides@crisprtx.com